Exhibit 99.1

News Release

CONTACTS: Debra DeCourcy, APR	FOR IMMEDIATE RELEASE
(513) 534-4153	December 16, 2008

Fifth Third Appoints Marsha C. Williams

To Bancorp Board of Directors

Cincinnati – Fifth Third Bancorp (NASDAQ: FITB) today announced the appointment of Marsha C. Williams to its board of directors.

Williams is senior vice president and Chief Financial Officer for Orbitz Worldwide, Inc., an online travel enterprise with 2007 revenues exceeding $850 million. She previously was executive vice president and CFO of Equity Office Properties Trust, the nation’s largest owner and operator of office buildings.

“Marsha brings deep corporate governance experience to the board and has a broad understanding of financial issues, which is especially important given the climate of the industry,” said Kevin T. Kabat, chairman, president and CEO of Fifth Third Bancorp. “In addition, she has strong ties to the Chicago business community, and Chicago represents an important part of our footprint.”

Prior to joining Equity Office, Williams was chief administrative officer of Crate & Barrel where she oversaw, among other areas, finance, accounting, information technology, warehousing, distribution and loss prevention.

Williams received her MBA in Finance and Accounting from the University of Chicago and her BA in Economics and Art History from Wellesley College.

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. The Company has $116 billion in assets, operates 18 affiliates with 1,308 full-service Banking Centers, including 92 Bank Mart® locations open seven days a week inside select grocery stores and 2,341 ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Pennsylvania, Missouri, Georgia and North Carolina. Fifth Third operates five main businesses: Commercial Banking, Branch Banking, Consumer Lending, Investment Advisors and Fifth Third Processing Solutions. Fifth Third is among the largest money managers in the Midwest and, as of September 30, 2008, has $196 billion in assets under care, of which it managed $30 billion for individuals, corporations and not-for-profit organizations. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the NASDAQ® National Global Select Market under the symbol “FITB.”

#  #  #